Exhibit 23
                              KPMG Peat Marwick LLP
                                   Suite 2000
                          1211 South West Fifth Avenue
                               Portland, OR 97204




                         Consent of Independent Auditors
                         -------------------------------








The Board of Directors
Willamette Industries, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-59517 on Form S-8 of Willamette Industries, Inc. of our report dated May 29, 1998, relating to the statements of net assets available for benefits of Willamette Industries Stock Purchase Plan as of December 30, 1997 and 1996, and the related statements of changes in net assets available for benefits and supplemental schedules referred to in our report, which report appears in the December 30, 1997 annual report on Form 11-K of Willamette Industries Stock Purchase Plan.


                            /s/ KPMG Peat Marwick LLP


June 25, 1998